Exhibit 99.1

David W. Nelms Elected To CDW Board of Directors

VERNON HILLS, Ill. – January 27, 2014 – CDW (NASDAQ: CDW), a leading provider of technology solutions to business, government, education and healthcare, announced that David W. Nelms has been elected to the company’s Board of Directors.

Nelms is chairman and chief executive officer at Discover Financial Services (NYSE: DFS), a direct banking and payment services company with one of the most recognized brands in U.S. financial services. He was elected chairman of the board in January 2009, having served as chief executive officer since 2004, and president and chief operating officer from 1998 to 2004.

Prior to joining Discover, Nelms worked at MBNA America Bank from 1991 to 1998, most recently as a vice chairman. From 1990 to 1991, he was a senior product manager for Progressive Insurance. Earlier in his career, Nelms served as a management consultant with Bain & Company from 1986 to 1990.

“David’s extensive experience delivering superior customer outcomes through innovation will make him an important asset to CDW’s board,” said Thomas E. Richards, chairman and chief executive officer, CDW. “David has shown tremendous leadership in leveraging technology to power business success. His keen focus on the customer is kindred with CDW’s values, and will prove beneficial as CDW continues to grow its business.”

Nelms holds a Bachelor of Science in mechanical engineering from the University of Florida and a Master of Business Administration from Harvard University.

About CDW

CDW is a leading provider of technology solutions to business, government, education and healthcare. A Fortune 500 company, CDW was founded in 1984 and employs approximately 6,900 coworkers. For the trailing twelve months ended September 30, 2013, the company generated net sales of approximately $10.7 billion. For more information, visit www.CDW.com.

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